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                                 United States
                            SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                      FORM N-18F-1

                          Notification of Election Pursuant to Rule 18f-1
                             Under the Investment Company Act of 1940

                                OPPENHEIMER CALIFORNIA MUNICIPAL FUND
                                6803 S. Tucson Way, Centennial, CO 80112
                              ------------------------------------------------
                                  Name and Address of Registrant

                                     NOTIFICATION OF ELECTION

     The undersigned  registered  open-end,  non-diversified  investment company hereby notifies the Securities and Exchange  Commission that it elects to commit itself to pay in cash all  redemptions by a shareholder of record as provided by
Rule 18f-1 under the Investment  Company Act of 1940. It is understood that this election is  irrevocable  while such Rule is in effect unless the  Commission by order upon application permits the withdrawal of this Notification of Election.

                                         SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of New York and the State of New York on the
20th day of July, 2004.

                             Oppenheimer California Municipal Fund
                            --------------------------------------
                                Name of Registrant

                             By: /s/ Dina C. Lee
                                ------------------------------
                                 Dina C. Lee
                                 Assistant Secretary

ATTEST:

/s/ Mitchell J. Lindauer
---------------------------------
Mitchell J. Lindauer